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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                    FORM 8-K
                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934


                                 Date of Report:

                              CABLE MICHIGAN, INC.
             (Exact name of registrant as specified in its charter)

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         Pennsylvania                     0-22821                 23-2566891
 (State of other jurisdiction           (Commission             (IRS Employer
       of incorporation)                 File no.)           Identification No.)

    105 Carnegie Center, Princeton,
              New Jersey                                            08540
(Address of principal executive offices)                          (Zip Code)
         Registrant's telephone number, including area code 609-734-3700

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         (Former name or former address, if changed since last report.)



   Item 5.  Other Events.

     On June 3, 1998, Cable Michigan, Inc. (the "Company") entered into an Agreement and Plan of Merger dated as of that date (the "Agreement") among the Company, Avalon Cable of Michigan Holdings Inc. ("Avalon Holdings") and Avalon Cable of Michigan Inc. ("Avalon Sub"). Pursuant to the Agreement, and subject to the terms and conditions set forth therein, Avalon Sub will merge into the Company and the Company will become a wholly owned subsidiary of Avalon Holdings (the "Merger"). The Company understands that ABRY Partners, Inc., a Boston-based private equity fund that invests primarily in media and communications businesses, is the principal investor in Avalon Holdings.

     In accordance with the terms of the Agreement, each share of common stock, par value $1.00 per share ("Common Stock"), of the Company outstanding prior to the effective time of the Merger (other than shares held by the Company as treasury stock, shares owned by Avalon Holdings or any subsidiary of Avalon Holdings, or shares as to which dissenters' rights have been exercised) shall as a result of the Merger be converted into the right to receive $40.50 in cash (the "Merger Consideration"), subject to certain possible closing adjustments. If, at the time of the Merger, the number of the Company's and its subsidiaries cable television subscribers is more than 500 above an agreed target or more than 500 below an agreed target, the per share Merger Consideration will be increased or decreased, as the case may be, by $.000274 per subscriber above or below the target; provided that the per share Merger Consideration will not be increased above $41.00 as a result of this adjustment. In addition, if the Merger takes place on or after December 1, 1998, the Merger Consideration will be increased at the rate of 8% per annum. The Merger is subject to customary conditions, including the approval of the Company's shareholders and the receipt of required regulatory approvals. There can be no assurances that any transaction will be consummated.

     In connection with the Agreement, Level 3 Telecom Holdings Inc. ("LTTH"), which owns approximately 48% of the shares of Common Stock of the Company, has entered into a Voting Agreement, dated as of June 3, 1998 (the "Voting Agreement") with the Company and Avalon Holdings pursuant to which, among other things, LTTH has agreed that at any meeting of the stockholders of the Company LTTH will vote all its shares of Common Stock in favor of the Agreement.

     Also in connection with the Agreement, the Company, Avalon Holdings and First Union National Bank, as Escrow Agent, have entered into an Escrow Agreement dated as of June 3, 1998 (the "Escrow Agreement") pursuant to which Avalon Holdings has deposited an irrevocable letter of credit in the amount of $10,000,000 with the Escrow Agent. Pursuant to the Agreement, Avalon Holdings has agreed to deliver to the Escrow Agent an additional $5,000,000 letter of credit on the 60th day after the date of the Agreement. The proceeds of such letters of credit will be paid to the Company if the Agreement is terminated under certain circumstances including a termination resulting from a material breach by Avalon Holdings or Avalon Sub.

     As permitted by the Agreement, on June 4, 1998, the Company made a proposal to the Board of Directors of Mercom, Inc. ("Mercom"), a publicly held company in which the Company holds a 62% interest, to acquire the outstanding shares of Mercom that the Company does not already own at a price of $11.00 per share. Mercom has established a special committee composed of independent directors to evaluate the proposal.

     The preceding descriptions of the Agreement, the Voting Agreement and the Escrow Agreement are qualified in their entirety by reference to the copies of the Agreement, the Voting Agreement and the Escrow Agreement included as Exhibits 2.1, 2.2 and 2.3 hereto, respectively, which are hereby incorporated herein by reference.

   Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

      (c) Exhibits

      Exhibit 2.1 Agreement and Plan of Merger dated June 3, 1998 among the Company, Avalon Cable of Michigan Holdings Inc. and Avalon Cable of Michigan Inc. (previously filed with the Commission by the Company as Exhibit 1 to Amendment No. 1 filed on June 8, 1998 to its Schedule 13D relating to Mercom, Inc., and incorporated herein by reference).

      Exhibit 2.2 Voting Agreement dated June 3, 1998 among the Company, Avalon Cable of Michigan Holdings Inc. and Level 3 Telecom Holdings Inc. (previously filed with the Commission by the Company as Exhibit 2 to Amendment No. 1 filed on June 8, 1998 to its Schedule 13D relating to Mercom, Inc., and incorporated herein by reference).

      Exhibit 2.3 Escrow Agreement dated June 3, 1998 among the Company, Avalon Cable of Michigan Holdings Inc. and First Union National Bank.


                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              Cable Michigan, Inc.



                               By:  /s/ Mark Haverkate
                                    ----------------------------
                                    Name:  Mark Haverkate
                                    Title: President and Chief Operating Officer

June 16, 1998

                                 EXHIBIT INDEX

Exhibit No.         Description                                            Page
-----------         -----------                                            ----

Exhibit 2.1 Agreement and Plan of Merger dated June 3, 1998 among the Company, Avalon Cable of Michigan Holdings Inc. and Avalon Cable of Michigan Inc. (previously filed with the Commission by the Company as Exhibit 1 to Amendment No. 1 filed on June 8, 1998 to its Schedule 13D relating to Mercom, Inc., and incorporated herein by reference).

Exhibit 2.2 Voting Agreement dated June 3, 1998 among the Company, Avalon Cable of Michigan Holdings Inc. and Level 3 Telecom Holdings Inc. (previously filed with the Commission by the Company as Exhibit 2 to Amendment No. 1 filed on June 8, 1998 to its Schedule 13D relating to Mercom, Inc., and incorporated herein by reference).

Exhibit 2.3 Escrow Agreement dated June 3, 1998 among the Company, Avalon Cable of Michigan Holdings Inc. and First Union National Bank.